Exhibit 99.2

One Horizon Group Announces Full Year 2013 Financial Results

BAAR, SWITZERLAND--(Marketwired - Apr 17, 2014) -  One Horizon Group, Inc. (OTCQB: OHGI) ("One Horizon" or the "Company"), which develops and licenses bandwidth efficient mobile voice over Internet Protocol ("VoIP") platform for smart phones, announced, on April 15, 2014, financial results for the twelve months ended December 31, 2013.

One Horizon developed a proprietary VoIP platform ("Horizon Platform") that enables wireless carriers around the world to provide customized and optimized voice and data services over any mobile, fixed and satellite network through an easy to install mobile app. Its SmartPacket™ technology underlying the Horizon Platform enables greater bandwidth efficiency by reducing IP overhead and optimizing packet flow, delivery and playback. One Horizon targets emerging markets with high population densities, high penetration of mobile phones, congested mobile networks, and high growth in smartphone adoption. Mobile operators pay an annual software licensing fee to the Company, and in certain instances, a per subscriber fee for each active subscriber using the white-label VoIP service powered by the Horizon Platform. The Company continues to expand its revenue sources to mobile advertising and mobile payments by introducing new value-added services and features.

Highlights:

Revenues for fiscal year 2013 were $9.1 million with an additional $54.5 million of billed receivables yet to be recognized over the life of the contracts

Formed a JV with Leiqiang Telecommunications Co. Ltd. to provide various optimized "Virtual SIM" services to smartphone users in China

Released its VoIP technology as a software-library for smartphone app developers in Q3 2013

Opened a new software R&D office in Ireland in September 2013

Completed a private placement with a non-U.S. shareholder raising USD $6.0 million

"We are pleased that we met our milestones and goals in 2013," stated Brian Collins, Founder and CTO of One Horizon. "Our software installations during the year included some of the leading telecommunication carriers in the world, particularly those in Asia which are experiencing the highest growth rates of smartphone use and adoption worldwide. Carriers have clearly identified the need to address over-the-top ("OTT") VoIP applications which clog their data networks and direct their subscriber to oftentimes inefficient and temporary VoIP systems which return zero revenue to the carrier. While we remain excited on the continued rollout of our Horizon Platform to an increasing list of carriers, we are equally focused in the use of our software as a virtual SIM in China and our JV with Leixing. The combination of both these revenue streams is expected to transform our company this year and into 2015."

Restatement of Financial Statements

In addition to financial results for the 12 months ended December 31, 2013, the Company is restating the consolidated financial statements for the six month transition period ended December 31, 2012 and for the 12 months ended June 30, 2012 and 2011 to adjust the timing of the revenue recognized from sales of Tier 1 and Tier 2 telecom entities. Contracts with Tier 1 entities typically require agreed-upon fixed payments over fixed future periods extending beyond one year. Contracts with Tier 2 entities have long-term variable payment terms based on customer usage. One Horizon Group historically recognized the present value of Tier 1 contracts at the time of delivery. Revenue from Tier 2 contracts was historically recognized over the initial 5-year term on a straight-line basis.

One Horizon's decision to restate the aforementioned financial statements was made as a result of management's decision to adjust the timing of the revenue recognized from sales of perpetual licenses to certain Tier 1 and Tier 2 telecom entities. The Company's Audit Committee, in consultation with management, concluded that certain sales of perpetual licenses were not accurately recorded in the consolidated financial statements. As a result, a portion of the revenue recognized at the time of the sale of perpetual licenses to certain Tier 1 entities should have been deferred and recognized in future periods. The conclusion was also reached that revenue from contracts with Tier 2 entities should be recognized based on the timing of when payments become due (which is based on usage) rather than on a straight-line basis. Accordingly, the Company's previously released financial statements for the transitional period of six months ended December 31, 2012 and for the years ended June 30, 2012 and 2011 should no longer be relied upon.

The revenue recognition adjustments impacted accounts receivable and deferred revenue in the consolidated balance sheets as well as revenue and net income (loss) in the consolidated statements of operations. As a result, revenue and net income (loss) were misstated in the consolidated statements of operations for the six months ended December 31, 2012 and 12 months ending June 30, 2012 and 2011 and accounts receivable and deferred revenue were misstated in the consolidated balance sheets as of December 31, 2012, June 30, 2012 and June 30, 2011. These adjustments were considered material to the consolidated financial statements. However, there is no change in the amount of revenue expected to be recognized over the life of the contracts, or in the amount and timing of cash collected under the master license contracts, just an adjustment to the accounting periods in which it is recognized. In addition, this adjustment is merely a change in accounting policy and will not affect the Company's operations in terms of the way One Horizon's conduct their business, sales contracts, business model and practices, products and services, or the Company's relationships with customers.

Financial Results for the Period Ended December, 31 2013

Revenues for the twelve months ended December 31, 2013 were $9.1 million. Overall contract value for Master License contracts signed from inception through December 31, 2013 was $62.4 million, of which only $12.7 million was recognized through December 31, 2013. In addition to $4.8 million of revenues from Master License contracts, the Company also recognized revenues $0.5 million from the sale of hardware and $3.9 million from the sale of user licenses, consulting and maintenances services during the twelve months ended December 31, 2013. The Company had 19 customers at December 31, 2013 compared to 12 at December 31, 2012. Due to unique needs for each carrier, the sales cycle varies between 6 and 18 months.

Cost of goods sold and operating expenses for the twelve months ended December 31, 2013 were $2.5 million and $6.9 million. Excluding non-cash depreciation and amortization expenses and stock-based compensation expenses, operating income was $1.9 million for fiscal year 2013.

The Company recorded a net loss of $0.7 million and net loss per share of $0.02 for the twelve months ended December 31, 2013. The total comprehensive loss for the year ended 31 December 2013 was ($16,000). The weighted average shares outstanding increased from 27.3 million during the twelve months ended December 31, 2012 to 31.7 million during the same period in 2013 due to the private placement completed on February 18, 2013.

Financial Condition

The Company had $22.6 million of assets and $16.5 million shareholders' equity at December 31, 2013. Cash outflows from operations were $3.8 million for the twelve months ended December 31, 2013.

Business Updates

The Company invested approximately $1.2 million in research and development during fiscal year 2013. These investments in technology and product development resulted in several new services, including its new social networking features in its Horizon Call app on Android and its GPS and location tracking service in its smartphone app. One Horizon will continue to develop new software features and functions that enable its telecom service provider customers to further differentiate themselves from its competitors and OTT providers.

Conference Call

One Horizon Group has scheduled its conference call on Thursday, April 17, 2014 at 9:00am ET to discuss its financial results for year ended December 31, 2013.

The Company's Founder and CTO Brian Collins will host the call.

Date:  Thursday, April 17, 2014
Time:  9:00 am ET
US Dial-in:  1-877-407-0784
International Dial-in: 1-201-689-8560
Conference ID:  13579988
Webcast: http://public.viavid.com/index.php?id=108609

Please dial in at least 10 minutes before the start of the call to ensure timely participation. A playback of the call will be available until April 24, 2014 at 11:59pmET. To listen, call 1-877-870-5176 within the United States or 1-858-384-5517 when calling internationally.

About One Horizon Group, Inc.

One Horizon Group Inc.'s business is to optimize communications over the Internet through its wholly owned subsidiary, Horizon Globex GmbH, Baar, which develops and markets one of the world's most bandwidth-efficient mobile voice over Internet Protocol (VoIP) platforms for smartphones, and also offers a range of other optimized data applications including messaging and mobile advertising. Horizon Globex GmbH is an ISO 9001 and ISO 20000-1 certified company. The Company has operations in Switzerland, the United Kingdom, China, India, Singapore, Hong Kong and Ireland. For more information on the Company, its products and services, please visit http://www.onehorizongroup.com.

Safe Harbor Statement

This news release may contain "forward-looking" statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ from those in the forward looking-statements. Potential risks and uncertainties include such factors as uncertainty of consumer demand for the Company's products, as well as additional risks and uncertainties that are identified and described in Company's SEC reports. Actual results may differ materially from the forward-looking statements in this press release. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company does not undertake, and it specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement.

ONE HORIZON GROUP, INC.
Consolidated Balance Sheets
December 31, 2013 and 2012
(in thousands, except share data)

	2013	2012
		(restated)
Assets
Current assets:
Cash	$2,070	$699
Accounts receivable	7,264	977
Other assets	139	136
Total current assets	9,473	1,812
Property and equipment, net	315	350
Intangible assets, net	12,760	12,329
Investment	23	-

Total assets	$22,571	$14,491

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$661	$747
Accrued expenses	964	436
Accrued compensation	59	38
Income taxes	117	94
Amounts due to related parties	3,500	3,500
Current portion of long-term debt	65	59
Total current liabilities	5,366	4,874

Long-term liabilities
Long term debt	184	219
Deferred income taxes	445	445
Mandatorily redeemable preferred shares	90	90
Total liabilities	6,085	5,628

Equity
One Horizon Group, Inc. stockholders' equity
Preferred stock:
$0.0001 par value, authorized 50,000,000; no shares issued or outstanding	-	-
Common stock:
$0.0001 par value, authorized 200,000,000 shares issued and outstanding 32,920,069 shares (2012 30,845,844);	3	3
Additional paid-in capital	28,269	21,630
Stock subscriptions receivable	-	(500)
Retained Earnings (Deficit)	(13,319)	(12,725)
Accumulated other comprehensive income	1,137	455
Total One Horizon Group, Inc. shareholders' equity	16,090	8,863
Non-controlling interest	396	-
Total equity	16,486	8,863
Total liabilities and equity	$22,571	$14,491

ONE HORIZON GROUP, INC.
Consolidated Statements of Operations
For the year ended December 31, 2013, the six months ended December 31, 2012 and the year ended June 30, 2012
(in thousands, except per share data)

	Year ended December 31,	Six months ended December 31,	Year ended June 30,
	2013	2012	2012
		(restated)	(restated)

Revenue	$9,106	$6,959	$2,612
Cost of revenue
Hardware	545	121	80
Amortization software development costs	1,908	873	1,655
	2,453	994	1,735
Gross margin
	6,653	5,965	877
Expenses:
General and administrative	6,706	4,023	4,570
Depreciation	166	73	884

	6.872	4,096	5,454
Income (loss) from operations	(219)	1,869	(4,577)

Other income and expense:
Interest expense	(322)	(87)	(218)
Foreign exchange	(158)	16	49
Interest income	1	1	-
	(479)	(70)	(169)
Income (loss) from continuing operations before income taxes	(698)	1,799	(4,746)
Income taxes	-	-	-
Income from continuing operations	(698)	1,799	(4,746)

Discontinued operations:
Loss from discontinued operations	-	(40)	-
Loss on sale of discontinued businesses	-	(81)	-
Income from discontinued operations	-	(121)	-
Net Income (Loss) for the period	(698)	1,678	(4,746)

Net Income (Loss) attributable to non-controlling interest	(104)	-	-

Net Income (Loss) for the period attributable to One Horizon Group, Inc.	$(594)	$1,678	$(4,746)
Earnings per share

Basic net income per share	$(0.02)	$0.06	$(0.21)
Diluted net income per share	$(0.02)	$0.06	$(0.20)
Weighted average number of shares outstanding
Basic	31,661	27,331	22,695
Diluted	31,756	29,268	24,223

ONE HORIZON GROUP, INC.
Consolidated Statements of Comprehensive Income
For the year ended December 31, 2013, the six months ended December 31, 2012 and the year ended June 30, 2012
(in thousands)

	Year ended December 31,	Six months ended December 31,	Year ended June 30,
	2013	2012	2012
		(restated)	(restated)

Net income (loss)	$(594)	$1,678	$(4,746)
Other comprehensive income:
Foreign currency translation adjustment gain (loss)	682	455	-
Comprehensive income	88	2,133	(4,746)

Comprehensive income (loss) attributable to the non-controlling interest	(104)	-	-

Total comprehensive income (loss)	$192	$2,133	$(4,746)

Professional Services

Company Earnings

Contact:

MZ North America
John Mattio, SVP
Tel: +1-212-301-7130
Email: Email Contact
www.mzgroup.us